                                                                     EXHIBIT 4.8

    COMPREHENSIVE SERVICES AGREEMENT BY AND BETWEEN GUANGZHOU RAILWAY GROUP GUANGSHEN RAILWAY ENTERPRISE DEVELOPMENT COMPANY AND GUANGSHEN RAILWAY COMPANY
                                     LIMITED

                          DATED AS OF JANUARY 13, 2006
                                TABLE OF CONTENTS

Article 1   Scope of the Comprehensive Services
Article 2   Undertakings and Warranties
Article 3   Security Services
Article 4   Other Services
Article 5   Comprehensive Services Fees
Article 6   Liabilities for Breach of Contract
Article 7   Miscellaneous Provisions.

This Agreement is entered into by and between:

(1) GUANGZHOU RAILWAY GROUP GUANGSHEN RAILWAY ENTERPRISE DEVELOPMENT COMPANY ("Party A")
     Legal address: No. 1048 Heping Road, Shenzhen and

(2)  GUANGSHEN RAILWAY COMPANY LIMITED ("Party B")
     Legal address: No. 1052 Heping Road, Shenzhen

on January 13, 2006 at Shenzhen.

     Whereas: In order to insure Part B's transportation and operation, therefore, in accordance with the Contract Law of the People's Republic of China (the "PRC") and other relevant PRC laws and regulations, Party A and Party B, after consultations and by adhering to the principle of equality and free will, hereby reach the following agreement regarding Party A's provision of the Comprehensive Services to Party B:

                  ARTICLE 1 SCOPE OF THE COMPREHENSIVE SERVICES

1.1 The services to be provided to Party B by Party A hereunder shall include security services, property management, buildings maintenance and repair, and any other services that are consistent with the purposes of this Agreement (hereinafter referred to as the "Comprehensive Services"). The property management services shall include the management of the employee dormitories (for bachelor or family numbers) and apartments.

1.2 For purposes of this Agreement, unless otherwise expressly provided herein, references to "Party A" shall include Party A itself, and any company, entity and department that are owned, controlled, managed or used by Party A during the term of this Agreement, including any institutions, equipment, facilities, premises, buildings and employees that are owned, controlled, managed or used by such company, entity or department.

                      ARTICLE 2 UNDERTAKINGS AND WARRANTIES

2.1 Party A agrees to provide the Comprehensive Services to Party B pursuant to this Agreement and hereby undertakes and warrants to Party B as follows:

2.1.1 Party A shall, and shall cause the companies, entities and departments that are owned, controlled, managed or used by it to, provide the Comprehensive Services to Party B pursuant to the provisions contained herein.

2.1.2 Unless otherwise provided herein, Party A shall have complete and unrestricted ownership, control, management rights and use rights to any entity subordinate to it; and that its rights, control, management and use, or the size, scope, quality or quantity of any of such entity shall not be reduced during the term hereof.

2.1.3 The quality, quantity and contents of any Comprehensive Services to be provided hereunder shall not be inferior to the standard of the same type of services provided by Party A within its own organization prior to the date hereof, or provided to any third party by Party A after the effectiveness hereof.

2.1.4 In the provision of the Comprehensive Services hereunder, Party A may not discriminate against Party B or deliberately make things difficult for Party B to do or otherwise unfairly treat Party B, and shall provide the Comprehensive Services to Party B as a top priority and at the most competitive quality and price if practicable.

2.1.5 All fees received from Party B as specified herein for the Comprehensive Services provided hereunder shall not be used for any purpose other than the benefit of the entities that have actually provided the Comprehensive Services hereunder.

2.2 Party B agrees to receive the Comprehensive Services from Party A pursuant to this Agreement and hereby undertakes and warrants to Party A as follows:

2.2.1 Party B shall pay Party A the agreed fees for the Comprehensive Services provided by Party A hereunder.

2.2.2 Subject to any contrary provisions herein, any and all of the service fees payable by Party B shall be prepaid each month and settled per quarter. The fees for each year shall be prepaid by Party B in 12 installments with one installment of an agreed amount for each month. After the effectiveness of this Agreement, the installment of the service fees for each month shall be paid to an account designated by Party A within the first five days (which shall be extended accordingly if any holiday falls within such five days) of such month. Where any portion of any installment becomes overdue, delay payment interest shall accrue thereon at a rate of 0.03% for each day of delay.

2.2.3 In case Party B provides any services to Party A and shall receive any fees from Party A therefor, the above undertakings and warranties of one party to the other in respect of payment shall be equally applicable to both parties.

                           ARTICLE 3 SECURITY SERVICES

3.1 Party A agrees to provide Party B with security services through those railway public security departments subordinate to Party A, including but not limited to the duty of guarding, railway stations and trains during Party B's daily operation and spring-festival operation, maintaining the public order and security when passengers buy tickets, board or get off trains, enter or leave railway stations and when owners of goods receive, consign or transport the goods, following up and investigating and handling such offenses as striking trains with stones, placing obstacles on tracks and stealing railway materials, assisting Party B in handling such disasters and accidents as rail line bodily injury or death and traffic accidents caused by motor vehicles, supervising railway fire-fighting work and preventing fire and explosion.

3.2 Party A shall ensure that those railway public security departments subordinate to it shall diligently perform the services set forth in 3.1 above for Party B to protect Party B's legal interests.

                            ARTICLE 4 OTHER SERVICES

4.1 Party B hereby retains Party A to provide property management and related services to Party B's employee dormitories (for bachelor or family numbers) and other housing including but not limited to housing repair, maintenance and management, and related daily water and electrical power supply, greening, cleaning, fire-prevention, theft-prevention, road maintenance and public lighting.

4.2 The housing property management and related services provided by Party A to Party B's employees shall be at least of the same level (same management fees, same service standards and opportunities) as the same services provided by Party B to employees of Guangzhou Railway (Group) Company and other group companies.

4.3 Party B may, based on its actual needs, retain Party A to provide it with building repair and maintenance services. Such repair and maintenance services must comply with the regulatory standards set by the State or the relevant industry and Party B's own technical and quality requirements.

4.4 Subject to mutual agreement between Party A and Party B after consultations, Party A and Party B may execute separate lease contracts regarding Party A's lease of property such as office buildings and residential buildings to Party B; provided that the rate of rental for such lease shall be no higher than the prevailing market price or the rate of rental offered to any third party by Party A.

                      ARTICLE 5 COMPREHENSIVE SERVICES FEES

5.1 For the services stated in Article 3 and Article 4, the settlement of two parties are based on cost and expenses of the service provided Party A to Party B and a profit of 8%. During the period from year 2006 to year 2008, it is estimated that the base of settlement shall increase 2% per year on the base of RMB68.00 million of year 2005.Under any instances, it is estimated that the Comprehensive Service fees of year 2006,2007 and 2008 shall not exceed RMB74.91 million, RMB76.41 million and RMB77.94 million, separately. The final settlement was determined by the actual fees occurred.

5.2 In the event that the scope of the Comprehensive Service fees changed, the two parties agree to negotiate about the standard of service fees according to the principles aforesaid.

5.3 "Expense", "complete cost" or "cost" referenced in this Agreement are cost containing taxes. In detail, ii is the "expense" or "cost" recorded in the audited financial statement plus the tax fees calculated upon the service fees received by main body that offers services. The taxes include Business Tax of 5%, City Construction Tax of 1% and Education Additional Tax of 3%.

5.4 Where a notice is made thirty days in advance, the service receiver, together with the service provider, can appoint an accountant office to audit those costs or expenses. The audited result is priority.

                  ARTICLE 6 LIABILITIES FOR BREACH OF CONTRACT

6.1 Both parties shall perform their respective obligations hereunder voluntarily and in good faith. Should this Agreement be rendered unable to be performed either in whole or in part due to any breach of either party, the breaching party shall assume the liabilities for such breach. Should both parties breach this Agreement, each of the parties shall assume its respective liabilities in proportion to its own fault; provided that, the assumption of the liabilities for breach of contract shall not prejudice the right of the non-breaching party to request the breaching party to continue to perform its obligations.

6.2 In the event that any of Party A's wholly-owned or controlled subsidiaries or controlled entities who performs any of Party A's obligations hereunder pursuant to this Agreement or any supplementary agreement hereto commits a breach, such subsidiary or entity shall assume its respective liabilities for such breach and Party A shall assume joint liabilities therefor.

6.3 For any fees payable by Party B to Party A or any of its wholly-owned or controlled subsidiaries or other controlled entities hereunder, invoices or receipts shall be issued to Party B in accordance with PRC tax laws or other relevant laws or regulations. Party A or any of its wholly-owned or controlled subsidiaries or other controlled entities shall fully indemnify Party B against any loss arising from any penalty imposed upon or any claim brought against Party B due to the violation by any of Party A or its wholly-owned or controlled subsidiaries or controlled entities of any relevant stipulations.

                       ARTICLE 7 MISCELLANEOUS PROVISIONS

7.1 This Agreement shall come into effect upon:

7.1.1 execution and affixture with the company seals by the legal or authorized representatives of both parties;

7.1.2 Party B's carrying out of the resolution procedures for affiliated transactions, receipt of the approval to this Agreement from its independent shareholders or the exemption from Stock Exchange of Hong Kong Limited to the affiliated transactions involved herein in accordance with Party B's Articles of Association and the Listing Rules of the Stock Exchange of Hong Kong limited;

7.2 This Agreement, upon becoming effective, shall supercede any and all of the agreements or arrangements by and between Party A and Party B in respect of the Comprehensive Services hereunder prior to the effective date hereof.

7.3 Headings used herein are inserted only for purpose of convenience and shall not impair the meaning of this Agreement or any provision herein.

7.4 Neither Party A nor Party B may assign any of its interests hereunder to any third party at its own discretion without prior written consent from the other party. This Agreement shall be binding upon the permitted assignees of both Party A and Party B and the successors of the rights and obligations of each of Party A and Party B resulted from the division, consolidation or any other kind of legal person change of each of Party A and Party B. For purposes of this Article, the companies and entities controlled, managed or otherwise under the regulation by either Party A or Party B shall not be considered a "third party".

7.5 In case either party breaches any of its obligations hereunder and causes any economic loss to the other party, the other party shall have the right to request the breaching party to provide a remedy within a specified time limit, continue to perform this Agreement or make compensation for various losses, and may rescind any relevant portion of this Agreement or this Agreement in whole when necessary.

7.6 The execution, effect, interpretation, performance of, and resolution of any dispute arising from, this Agreement shall be governed and protected by the laws of the People's Republic of China.

7.7 Where the implementation of this Agreement are materially affected by the enactment of any new law, regulation or order, or any amendment made to any existing law, regulation or order, or any new interpretation of any existing law, regulation or order, or any adjustment to state policies, operation, management and transportation product distribution of the Ministry of Railway and carrying trade, Party A and Party B shall immediately conduct negotiations on any necessary amendment to this Agreement to ensure that each party will receive the originally intended benefits hereunder. Where either party's interests are still subject to substantial damage even after such amendment to this Agreement, this Agreement may be terminated by agreement between Party A and Party B after consultations.

7.8 This Agreement shall be a framework agreement between Party A and Party B in respect of the matters regarding the Comprehensive Services. Party A and Party B may execute supplementary agreements for the criterions, contents, fees and standards of each service separately. Such supplementary agreements shall constitute an integral part of this Agreement and shall have the equal legal effect as this Agreement. In case of any discrepancy between any of such supplementary agreements and this Agreement, this Agreement shall prevail, unless otherwise provided in such supplementary agreement.

7.9 This Agreement shall be valid from the effective date to December 31, 2008.

7.10 For purposes of this Agreement, "day" shall refer to a business day other than weekends and public holidays in the PRC.

7.11 This Agreement shall be executed in eight copies with each of Party A and Party B to hold three and two copy to be submitted to Guangzhou Railway (Group) Company. Each of the copies shall have equal legal effect.


PARTY A: (company seal)


Legal or authorized representative: ____________________


PARTY B: (company seal)


Legal or authorized representative:
                                    --------------------